Exhibit 7.05

Execution Version

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of September 18, 2013 by and among Camelot Employee Scheme Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and certain shareholders of Camelot Information Systems Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), listed on the signature pages hereunder (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Camelot Employee SubMerger Scheme INC., a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, each Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares set forth opposite such Rollover Shareholder’s name on the signature pages hereunder (with respect to each Rollover Shareholder, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Shareholders desire to waive their right to receive any Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, with respect to any of the Rollover Shares in exchange for newly issued ordinary shares of Parent (the “Parent Shares”);

WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree as follows:

1.           Contribution of Rollover Shares.  Subject to the conditions set forth herein, immediately prior to the Effective Time and without further action by the Rollover Shareholders, all of each Rollover Shareholder’s right, title and interest in and to the Rollover Shares shall be contributed, assigned, transferred and delivered to Parent.

2.           Issuance of Parent Shares.  As consideration for the benefit received by Parent as a result of the contribution, assignment, transfer and delivery of the Rollover Shares, Parent shall issue Parent Shares in the name of each Rollover Holder (or, if designated by such Rollover Holder in writing, in the name of an Affiliate of such Rollover Holder) in the amount set forth opposite such Rollover Holder’s name on the signature pages hereunder.  Each Rollover Stockholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due such Rollover Stockholder by Parent with respect to the applicable Rollover Shares, and (b) on receipt of such Parent Shares, such Rollover Stockholder shall have no right to any Merger Consideration with respect to the Rollover Shares contributed to Parent by such Rollover Stockholder.

3.           Deposit of Rollover Shares
.  Prior to the Closing, the Rollover Shareholders and any agent of the Rollover Shareholders holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, (a) duly endorsed for transfer or (b) with executed instruments of transfer of the Rollover Shares, both reasonably acceptable in form to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement (the “Share Documents”).  The Share Documents shall be held by Parent or any agent authorized by Parent until immediately prior to the Effective Time.

4.           Irrevocable Election.

(a)           The execution of this Agreement by the Rollover Shareholders evidences, subject to Section  7, the irrevocable election and agreement by the Rollover Shareholders to contribute their respective Rollover Shares and receive in exchange for Parent Shares on the terms and conditions set forth herein.  In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 7, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of Law), (iii) deposit any

Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and between Parent and certain holders of Shares (the “Voting Agreement”)) with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv).  Any purported Transfer in violation of this paragraph shall be void.

(b)           Each Rollover Shareholder covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof.  Any such Shares shall automatically become subject to the terms of this Agreement, and the information set forth on the signature pages hereunder shall be deemed amended accordingly.

5.           Representations and Warranties of the Rollover Shareholders.  Each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent, and to each other, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing, and shall survive the execution and delivery of this Agreement:

(a)           Ownership of Shares.  (i) Such Rollover Shareholder (A) is and will be the beneficial owner of, and have good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement and the Voting Agreement and (B) has and will have sole voting power, sole power of disposition, and sole power to demand dissenter’s rights (if applicable), in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable Laws and the terms of this Agreement and the Voting Agreement; and (ii) the Rollover Shares are and will not be subject to any voting trust agreement or other contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement and the Voting Agreement.  As of the date hereof, other than the Rollover Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities).  Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that will be in effect as of the Closing with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.

(b)           Standing and Authority.  Each Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover

Shareholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).  If such Rollover Shareholder is married, and any of the Rollover Shares of such Rollover Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)           Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any Judgment applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, materially impair the ability of such Rollover Shareholder to perform his, her or its obligations hereunder.

(d)           Litigation.  As of the date hereof, there is no Action pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any Rollover Shareholder or any other Person, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of his, her or its obligations under this Agreement.

(e)           Reliance.  Each Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

(f)           Receipt of Information.  Each Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary, and to receive answers from representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares.  Each Rollover Shareholder acknowledges that he, she or it has been advised to discuss with his, her or its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

6.           Representations and Warranties of Parent.  Parent represents and warrants to each Rollover Shareholder that:

(a)           Organization, Standing and Authority.  Parent is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)           Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act and laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (C) violate any Judgment applicable to Parent or any of Parent’s properties or assets, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, materially impair the ability of Parent to perform its obligations hereunder.

(c)           Issuance of Parent Shares.  The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights.

7.           Termination.  This Agreement, and the obligation of the Rollover Shareholders to contribute, transfer, assign and deliver the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with Article VIII thereof; provided, however, that the Rollover Shareholders shall continue to have liability for breaches of this Agreement occurring prior to the termination of this Agreement.  If for any reason the Merger contemplated by the Merger Agreement fails to occur but the deposit of Rollover Shares provided under Section 3 hereof has already taken place, then Parent shall promptly return the Share Documents to the Rollover Shareholders at the address set forth on the signature pages hereunder and take all such actions as are necessary to restore the Rollover Shares to the position he, she or it was in with respect to ownership of the Rollover Shares prior to such deposit.

8.           Further Assurances.  Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Parent, and to put Parent in possession of, all of the Rollover Shares in accordance with the terms of this Agreement.

9.           Amendments and Modification.  This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the Company.

10.           Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11.           Notices.  All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) upon receipt if delivered personally, or if by facsimile, upon confirmation of receipt by facsimile, (b) one Business Day after being sent by express courier service, or (c) three Business Days after being sent by registered or certified mail, return receipt requested.  All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)           If to a Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on the signature pages hereunder.

(ii)           If to Parent:

c/o Camelot Information Systems Inc.
A6 North Ring 3 Road
Xicheng District
Beijing 100120, PRC
Attention:  Joshua King
Facsimile: +86 10 8201 9100
E-mail:  jking@camelotchina.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter X. Huang
Facsimile: +86 10 6535 5577
E-mail: Peter.Huang@skadden.com

12.           Entire Agreement.  This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

13.           Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

14.           Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law principles thereof.

15.           Venue.  Any Dispute arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect interpretation, performance or termination of this Agreement shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC then in force (the “HKIAC Rules”).  The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.  Subject to the agreement of the tribunal, any Dispute which arises subsequent to the commencement of arbitration of any existing Dispute shall be resolved by the tribunal already appointed to hear the existing Dispute.  The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.   Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

16.           Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

17.           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each party hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

18.           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of such provision had never been contained herein.

19.           Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY

LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

20.           Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile or .pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

21.           Headings.  The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

22.           No Presumption Against Drafting Party.  Each of the parties to this Agreement hereby acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

CAMELOT EMPLOYEE SCHEME INC.

By:	/s/ Simon Ma
Name:	Simon Ma
Title:	Director

BENEFIT OVERSEAS LIMITED

By:	/s/ Simon Ma
Name:	Simon Ma
Title:	Director

DREAMS POWER LTD.

By:	/s/ Heidi Chou
Name:	Heidi Chou
Title:	Director

/s/ Yuhui WANG
Yuhui WANG

/s/ Webster YIN
Webster YIN

[Signature Page to Rollover Agreement]

/s/ Haoli JIA
Haoli JIA

/s/ Chi-Pang Evan TSO
Chi-Pang Evan TSO

/s/ Wai Hoong LEUNG
Wai Hoong LEUNG

/s/ Bo CHEN
Bo CHEN

FUNDERS HOLDING LTD

By:	/s/ Fang Bin
Name:	Fang Bin
Title:	Director

EVER SMOOTH CORPORATE LIMITED

By:	/s/ Lihua Xie
Name:	Lihua Xie
Title:	Director

/s/ Xiaochun YANG
Xiaochun YANG

[Signature Page to Rollover Agreement]

/s/ Lixin HUANG
Lixin HUANG

/s/ Jianhua PENG
Jianhua PENG

/s/ Hanwei XU
Hanwei XU

/s/ Jinping PAN
Jinping PAN

/s/ Pengsheng QI
Pengsheng QI

/s/ Qiang YU
Qiang YU

/s/ Zhailin LI
Zhailin LI

/s/ Chunliang WANG
Chunliang WANG

/s/ Jiaqi GUO
Jiaqi GUO

[Signature Page to Rollover Agreement]

/s/ Liming QIAO
Liming QIAO

/s/ Bo YUAN
Bo YUAN

/s/ Chunwen ZHU
Chunwen ZHU

/s/ Tammy Mei-Tan CHANG
Tammy Mei-Tan CHANG

/s/ Chunliang WANG
Chunliang WANG

/s/ Weiming YANG
Weiming YANG

/s/ Alice L. WU
Alice L. WU

/s/ David CHEN
David CHEN

[Signature Page to Rollover Agreement]

JOINT LINK TECHNOLOGY LIMITED

By:	/s/ Hanian Zhang
Name:	Hanian Zhang
Title:	Director

MUTUAL BILLION INT'L INVESTMENT LIMITED

By:	/s/ Harry Su
Name:	Harry Su
Title:	Director

/s/ Song YAO
Song YAO

ARLEM ASSOCIATED CORP.

By:	/s/ Yan Yin Xuan
Name:	Yan Yin Xuan
Title:

/s/ Allan Y. DONG
Allan Y. DONG

[Signature Page to Rollover Agreement]

/s/ Xiao Feng FU
Xiao Feng FU

/s/ Xiaohua C. HUANG
Xiaohua C. HUANG

[Signature Page to Rollover Agreement]